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                  EXHIBIT 3(i) - CERTIFICATE OF INCORPORATION OF
                           CUBIC CORPORATION (AS AMENDED)

     1. The name of the corporation is:
               CUBIC CORPORATION

     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4. The total number of shares of stock which the corporation shall have authority to issue is 20,000,000 shares which shall be Common Stock without par value.

     5. The name and mailing address of the incorporator of the corporation is:

               William Bruner
               9333 Balboa Avenue
               San Diego, California 92123

     6. The board of directors is authorized to make, alter, or repeal the by-laws of the corporation. Elections of Directors need not be by written ballot unless required by the Bylaws of the corporation.

     7. The affirmative vote of the holders of two-thirds (66 2/3%) of the outstanding Common Stock of this corporation shall be required for the approval, adoption or authorization of a business combination (as hereinafter defined) and no business combination shall be entered into without such affirmative vote.

     As used in this Article 7., the term "business combination" means:
     (a) The merger of this corporation into, or its consolidation with, any other corporation, person or business entity;
     (b) The merger of any other corporation, person or business entity into, or its consolidation with this corporation;
     (c) the sale, exchange, lease transfer, or other disposition by this corporation of sixty percent (60%) or more of its assets or business to any other corporation, person or business entity;
     (d) The issuance or transfer at any one time by this corporation, or by any subsidiary of this corporation, of fifty percent (50%) or more of voting securities issued pursuant to a stock option, purchase, bonus performance unit or other plan or agreement for natural persons who are directors, employees, consultants, and/or agents of this corporation and/or a subsidiary thereof to any other corporation, person or business entity in exchange for cash, assets, or securities or any combination thereof; or

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     (e) any agreement, contract or other arrangement between this corporation and any other corporation, person or business entity providing for any of the transactions described in clauses (a), (b), (c), or (d) immediately preceding this clause (e).

     The provisions of the Article 7., shall not apply to any transaction described in this Article 7., (i) if the Board of Directors of this corporation has approved a memorandum of understanding with such other corporation, person or business entity with respect to and substantially consistent with such transaction prior to the time such other corporation, person or business entity became an owner of five percent (5%) of the outstanding Common Stock of this corporation, or (ii) to any corporation, person or business entity which is an owner of five percent (5%) of the outstanding Common Stock of this corporation at the time of adoption of this Article 7.

     The affirmative vote of the holders of two-thirds (66 2/3%) of the outstanding Common Stock of this corporation shall be required for the amendment of all or any part of this Article 7.

     8. No action shall be taken by the Shareholders except at an Annual or Special meeting of Shareholders.

     9. Special meetings of the Shareholders of the corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the corporation, include the power to call such meetings, but such Special meetings may not be called by any other person or persons.

     10. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of this corporation, but any Bylaw amendment by the Board of Directors increasing or reducing the authorized number of Directors shall require a resolution adopted by the affirmative vote of not less than two-thirds (2/3rds) of the then authorized number of Directors. Bylaws shall not be made, repealed, altered, amended or rescinded by the Shareholders of the corporation except by the vote of the holders of not less than 66 2/3% of the total voting power of all outstanding shares of voting stock of the corporation.

     11. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on Shareholders herein are granted subject to this reservation.

     Notwithstanding the foregoing, the provisions set forth in Articles 7, 8, 9, 10 and this Article 11 may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding shares of voting stock of this corporation.

     12. No Director shall be personally liable to the Corporation or Stockholders for monetary damages for any breach of fiduciary duty by such Director, as a Director. Notwithstanding the foregoing sentence, a Director shall be liable to the extent provided by applicable law (i) for breach

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of the Director's duty of loyalty to the Corporation or its Stockholders (ii)
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit.

     No amendment to, or repeal of, this Article shall apply to, or have any effect on, the liability or alleged liability of any Director of Cubic Corporation for, or with respect to, any acts or omissions of such Director, occurring prior to such amendment.

     THE UNDERSIGNED, being the incorporator herein before named, for the purpose of forming a corporation to do business both within and without the State of Delaware, and in pursuance of the Delaware General Corporation Law, does hereby make and file this Certificate.


                                         /s/ William Bruner
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                                        WILLIAM BRUNER

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